UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A
(Rule 14a-101)

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ORBCOMM INC.

(Name of the Registrant as Specified In Its Charter)
John C. Levinson

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION
DATED MARCH 24, 2009

JOHN C. LEVINSON
AND
THE COMMITTEE TO REALIZE VALUE FOR ORBCOMM

__________, 2009

To Our Fellow ORBCOMM Stockholders:

                The other participants in this solicitation and I (the “Committee to Realize Value for ORBCOMM”) are the beneficial owners of an aggregate of 430,356 shares of common stock of ORBCOMM Inc., representing more than 1% of the outstanding shares of common stock of the Company as of March 9, 2009. The participants in this solicitation believe that the current Board of Directors of the Company (the “Board”) is not acting in your best interests. Specifically, we believe that the Company’s operating performance and stock performance have significantly deteriorated under the existing Board and senior management team, in turn causing substantial erosion of shareholder value.

                We are soliciting your proxy for the Company’s 2009 Annual Stockholders Meeting to (i) elect to the Board Mssrs. Steven G. Chrust and Michael Miron, who are both shareholders of the Company and (ii) declassify (de-stagger) the Board so that all board members will in the future stand for election every year. All of the Nominees have consented to serve as directors if elected. If elected, the Nominees intend to exercise their independent judgment in accordance with their fiduciary duties as directors.

                This Proxy Statement and the accompanying [COLOR] proxy card are being furnished to ORBCOMM stockholders in connection with the solicitation of proxies at the Annual Meeting, and at any adjournments or postponements thereof. The Company has announced that the Annual Meeting will be held at _______ on May _, 2009, at _____________. This Proxy Statement and the [COLOR] proxy card are first being furnished to ORBCOMM stockholders on or about April _, 2009.

                If any of our Nominees is unable or otherwise unavailable to serve as a director, we reserve the right to nominate a replacement candidate for election as director (in which case any such replacement shall be deemed a Nominee). In any such case, the [COLOR] proxy card will be voted for any such substitute Nominee(s).

                WE URGE YOU TO JOIN US IN OUR EFFORT TO INCREASE SHAREHOLDER VALUE AND DIRECT STOCKHOLDER REPRESENTATION ON THE ORBCOMM BOARD BY VOTING YOUR [COLOR] PROXY CARD FOR MSSRS. STEVEN G CHRUST AND MICHAEL MIRON TODAY!

                        If you have already voted for the incumbent management slate using the [COMPANY COLOR] proxy card, you have every right to change your vote by signing, dating and returning a later dated proxy. If you have any questions or require any assistance with your vote, please contact MacKenzie Partners, Inc., which is assisting us, at their address and toll-free numbers listed on the following page.

Thank you for your support,

John C. Levinson

i

PRELIMINARY COPY, DATED MARCH 24, 2009

2009 ANNUAL MEETING OF THE STOCKHOLDERS
OF
ORBCOMM INC.

PROXY STATEMENT
OF
JOHN C. LEVINSON

PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD TODAY

                John C. Levinson (the “Proponent”), and the other Participants in this solicitation (as defined and identified hereinbelow), shareholders of ORBCOMM Inc. (“ORBCOMM” or the “Company”), believe that the current ORBCOMM Board of Directors (the “Board”) is not acting in the best interest of the Company’s shareholders. We are therefore seeking your support at the Company’s annual meeting of stockholders to be held at _______ on ____, May _, 2009, at _____________ (local time), including any adjournments or postponements thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”), for the following:

                1.      Election of the Proponent’s director nominees, Steven G. Chrust and Michael Miron, to serve as directors of the Company for a one-year term ending in 2010.

                2.      Proposal to take the steps necessary to eliminate classification of the term of office of the Company’s Directors to require that all Directors stand for election annually, rather than every three years as currently mandated by the Company’s Bylaws (the “Declassification Proposal”). The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

                ORBCOMM has set the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting as __________, 2009 (the “Record Date”). Shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. According to the Company, as of the Record Date, there were __________ shares of the Company’s common stock, par value $0.001 per share (the “Shares”) outstanding and entitled to vote at the Annual Meeting. As of April _, 2009, the Proponent owned an aggregate of 92,756 Shares, which represents approximately 0.22% of the Shares outstanding as of said date.

                The Participants in this solicitation intend to vote all of their Shares entitled to be voted FOR the election of our Nominees to the Board of Directors and FOR declassification of the Board of Directors.

                According to the Company’s Proxy Statement, __ other proposals will be presented at the Annual Meeting for consideration by shareholders. The Company is seeking shareholder support (i) to ratify the appointment of ____________________ as the Company’s independent registered public accounting firm for the 2009 fiscal year and (ii) to __________. We do not object to this/these proposal(s).

THE PROPONENT’S NOMINEES ARE COMMITTED TO ACTING IN THE BEST INTEREST OF THE COMPANY’S SHAREHOLDERS. WE BELIEVE THAT YOUR VOICE IN THE FUTURE OF ORBCOMM CAN BEST BE EXPRESSED THROUGH THE ELECTION OF THE NOMINEES AND DECLASSIFICATION OF THE BOARD.

YOUR VOTE IS EXTREMELY IMPORTANT, REGARDLESS OF WHETHER YOU OWN ONE SHARE OR MANY SHARES. WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED [COLOR] PROXY CARD, OR VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE [COLOR] PROXY CARD, TODAY!

THIS SOLICITATION IS BEING MADE BY THE PROPONENT AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF ORBCOMM. THE PROPONENT IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING. SHOULD OTHER MATTERS, OF WHICH THE PROPONENT IS NOT AWARE AS OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSON(S) NAMED AS PROXIES IN THE ENCLOSED [COLOR] PROXY CARD WILL VOTE ON SUCH MATTERS IN HIS/THEIR DISCRETION.

PLEASE DO NOT SIGN ANY [COMPANY COLOR] PROXY CARD SENT TO YOU BY THE COMPANY. IF YOU HAVE ALREADY SIGNED AND RETURNED A [COMPANY COLOR] PROXY CARD TO THE COMPANY, YOU MAY REVOKE THAT PROXY BY SIGNING, DATING AND RETURNING A LATER-DATED [COLOR] PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE (OR BY VOTING BY TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE [COLOR] PROXY CARD), OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

IMPORTANT

                Your vote is important, no matter how many or few Shares you own. John C. Levinson urges you to sign, date, and return the enclosed [COLOR] proxy card today to vote FOR the election of his Nominees and the Declassification Proposal.

•	If your Shares are registered in your own name, please sign and date the enclosed [COLOR] proxy card and return it to John C. Levinson, c/o MacKenzie Partners, Inc., in the enclosed postage-paid envelope today.

•	If your Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a [COLOR] voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your Shares on your behalf without your instructions.

•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed [COLOR] proxy card.

                After signing, dating and returning a [COLOR] proxy card or voting your Shares pursuant to the telephone or Internet voting instructions on the [COLOR] proxy card, please do NOT sign or return any [COMPANY COLOR] proxy card, even as a sign of protest, because only your latest dated proxy card will be counted. If you vote by telephone or over the Internet pursuant to the voting instructions on the [COLOR] proxy card, you do NOT need to return a [COLOR] proxy card.

If you have any questions regarding your proxy, need additional copies of the Proponent’s proxy materials or require assistance in voting your Shares, please contact MacKenzie Partners, Inc., our proxy solicitor, at:
105 Madison Ave. New York, New York 10016
Call toll-free at (800) 322-2885, or (212) 929-5500 (collect) or by email at proxy@mackenziepartners.com

WHY YOU SHOULD VOTE FOR OUR NOMINEES

                As long-term shareholders of ORBCOMM, we, the Participants in this Proxy Solicitation, have been disappointed with the operational, financial and stock price performance of the Company under the current Board and management team. We believe the Company must pursue a more aggressive market engagement strategy in order to capitalize on its vast opportunities, re-vitalize growth and increase shareholder value. In order to achieve these objectives, we believe that the Board’s credibility must be restored through the election of two new independent Directors (one of whom we believe should immediately become the Company’s CEO) who will be committed to holding management accountable for the Company’s future performance.

Current Board Chairman and his Son Have Presided Over Underperformance

                Since the date of its initial public offering on November 3, 2006 through the date the Company reported its full year 2008 earnings on March 16, 2009, ORBCOMM shares have declined 88% versus declines of 35% for the NASDAQ Telecommunications Index (IXTC) and 48% for the Russell 2000, ORBCOMM’s market benchmarks. Moreover, since the Board chose to appoint Chairman Jerome Eisenberg’s son, board member Marc Eisenberg, as the Chief Executive Officer, a decision announced on February 22, 2008, ORBCOMM shares have fallen approximately 77% versus declines of 40% for the IXTC and 44% for the Russell 2000.

ORBCOMM Share Price Since Initial Public Offering at $11 Per Share

ORBCOMM Share Price Since Marc Eisenberg Was Appointed as CEO

	ORBC		Share Performance through March 16, 2009			ORBC Excess Return

Date	Share Price	Major Company Event	ORBC	IXTC	Russell 2000	vs. IXTC	vs. Russell 2000

11/3/2006	$11.00	Initial Public Offering (pricing)	-88%	-35%	-48%	-54%	-40%
5/24/2007	$11.62	Follow on Offering	-89%	-43%	-53%	-46%	-36%
2/22/2008	$5.61	Marc Eisenberg Announced as CEO	-77%	-40%	-44%	-37%	-33%
3/31/2008	$4.96	Marc Eisenberg Effective as CEO	-74%	-39%	-44%	-36%	-31%
3/16/2009	$1.27	Full Year 2008 Earnings Released

                Despite owning a unique and valuable collection of communications assets that positions ORBCOMM to be a leading service provider in rapidly growing M2M markets, Jerome and Marc Eisenberg have presided over what we believe has been a flawed business strategy compounded by ineffective management. As a result, the Company has not capitalized on its valuable technology and asset infrastructure, and has consistently failed to deliver on subscriber growth, a key metric to growing revenue and profitability. The demand for the types of services and solutions that the Company could be providing has grown and is expected to grow dramatically in a global business environment focused on cost efficiency and constrained by human and financial capital. Company management has cited projections from Harbor Research, Inc. for addressable device growth of 32% compounded annually from 2008 to 2014, and connected device growth (which best represents the opportunity for ORBCOMM) of 70% compounded annually over the same time period.

                Unfortunately, against this substantial market opportunity, management’s operating performance and, consequently, our Company’s financial performance, have disappointed time and again. As demonstrated in the table below, the Company failed to grow billable subscriber communicators by a greater number in 2008 than in 2007 or 2006, and quarter-over-quarter growth of subscriber communicators declined to only 5% and 4% in Q3'08 and Q4'08, respectively. Indeed, in the 2007 full year earnings release on March 11, 2008, and again in the first quarter 2008 earnings release on May 8, 2008, management provided 2008 guidance for between 170,000 and 190,000 subscriber additions. Actual delivered net subscriber additions for 2008 were only 109,000, 36% below the low end of management’s guidance. We believe that the weak growth in subscriber communicators contributed to disappointing revenue growth of only 6.9% in 2008.

	Quarterly Results Since Initial Public Offering									Annual Results

	Q4'06	Q1'07	Q2'07	Q3'07	Q4'07	Q1'08	Q2'08	Q3'08	Q4'08	2006	2007	2008	Observations

Subscriber Communicators (000s)
Net Additions	26	25	28	40	33	29	40	22	18	112	126	109	'08 declining net adds
End of Period Subscribers	225	250	278	318	351	380	420	442	460	225	351	460
% Sequential Growth	13.0%	11.1%	11.2%	14.4%	10.4%	8.3%	10.5%	5.3%	4.0%	99.1%	56.0%	31.0%	Compare 70% industry CAGR

Revenues ($ millions)	$6.3	$6.0	$6.6	$6.9	$8.7	$5.9	$7.7	$8.0	$8.5	$24.5	$28.2	$30.1
% Sequential Growth		-5.8%	11.2%	4.3%	25.2%	-32.1%	31.4%	3.2%	6.9%	57.9%	14.8%	6.9%	'08 yoy growth only 6.9%
% Quarter over Prior Year Growth						-1.4%	16.6%	15.3%	-1.5%

Service revenues ($ millions)	$3.4	$4.0	$4.2	$4.6	$5.0	$4.9	$5.8	$6.3	$6.9	$11.6	$17.7	$23.8
% Sequential Growth		16.3%	6.8%	7.9%	9.8%	-2.9%	18.6%	10.1%	8.3%	48.1%	53.2%	34.4%	Rapidly decelerating into '08
% Quarter over Prior Year Growth						22.9%	36.5%	39.2%	37.3%

ARPU (1)	$5.34	$5.54	$5.32	$5.09	$4.98	$4.43	$4.80	$4.90	$5.07	$5.70	$5.21	$4.82	Declining ARPU
% Sequential Growth		4%	-4%	-4%	-2%	-11%	8%	2%	3%		-9%	-8%

Adjusted EBITDA ($ millions) (2)	($1.0)	($1.7)	($0.9)	($0.5)	$1.3	$0.2	$0.6	$0.6	$0.2	($7.2)	($1.8)	$1.6	Stagnant '08 quarterly EBITDA

(1) Implied derived from Revenues and average Subscriber Communicators.
(2) Adjusted EBITDA as defined by the Company in its public filings.

                While management has trumpeted positive adjusted EBITDA in each of the last five quarters, including $0.2 million in Q4'08, we believe that this is due to management’s underinvestment in the business and, given the highly-scalable operating model of ORBCOMM, adjusted EBITDA could be substantially higher than the $1.6 million reported for full year 2008 if there were greater emphasis on revenue growth.

                One of our Participants and Board Nominees, Steven Chrust, has over the last several years repeatedly suggested to Chairman Jerome Eisenberg that the Company should recruit skilled and experienced professional management to oversee and direct its growth into a larger-scale enterprise, a typical strategy for young growing companies. Mr. Eisenberg, however, ignored this advice and instead the Board appointed his son Marc as the Company’s Chief Executive Officer. We believe that Marc Eisenberg does not have the requisite background and expertise to lead and execute an aggressive growth plan that fully leverages the Company’s assets in order to build long-term shareholder value. With limited experience in marketing and sales, he has pursued a flawed market engagement strategy that has resulted in weak subscriber growth. His background prior to joining ORBCOMM included sales roles at Cablevision Electronics Investments, where he sold video and internet subscriptions through the retail channel, and The Wiz, a consumer electronics retailer. In other words, prior to joining ORBCOMM when it was under his father’s leadership, our current CEO had limited relevant, material experience or expertise in corporate management or in information and telecommunications technologies.

                We also believe that the fact that Marc Eisenberg is the son of fellow board member and Chairman Jerome B. Eisenberg creates a manifestly inappropriate and unacceptable conflict of interest for both Mssrs. Eisenberg, which concentrates the overwhelming power and influence of the Chief Executive and one quarter of the board of directors within one immediate family. Further, we believe that a one-quarter representation on the Board of Directors and the resulting ability to influence the Company’s direction is highly disproportionate to the share holdings of Mssrs. Eisenberg, which together account for only approximately __ percent of outstanding shares.

                The Company’s opportunities remain very promising. Management has, however, failed to demonstrate the strategic vision and operational expertise necessary to develop and achieve the full commercial potential of the Company’s technology and its applications. We believe that the stockholders of ORBCOMM should not continue to suffer lost opportunities and the resulting destruction of their equity value.

We Seek to Increase Value for All Shareholders

                We seek to establish strong shareholder representation on the Board that will foster an open-minded, deliberative process, free of intra-family influences, which will help the Company aggressively execute a new business plan that capitalizes on what we believe are substantial growth opportunities, generating strong returns for the benefit of all shareholders.

                Each of our nominees has relevant technical skills as well as an extensive, successful business background with vast operational experience and financial knowledge. Mr. Miron has a longstanding record of creating, developing, transforming and managing businesses enabled or leveraged by advanced information and telecommunications technologies in both large and small enterprises. Mr. Chrust is a highly successful investor, entrepreneur and corporate advisor, and has served as a director of several public and privately held companies. He was an early investor in ORBCOMM, providing financing after the Company’s emergence from bankruptcy and participating in both rounds of preferred equity capital financing.

                Our nominees are committed to more effectively confronting the critical issues facing the Company. We are confident that our nominees would, if elected, help bring more accountability, focus and discipline to the management of the Company and would work with management and the other members of the Board as representatives of all shareholders to implement a strategic re-direction, improved operational execution, and stronger management focus. See the section in Proposal No. 1 of this solicitation entitled “Our Nominees” for more information.

Our Action Plan

                Our Nominees will seek to implement a change in go-to-market strategy and improve operational execution with an enhanced and re-energized senior management team. Drawing on Mr. Chrust’s long involvement and knowledge as an early investor in and longstanding shareholder of the Company, and Mr. Miron’s deep experience in building and managing technology enabled businesses, our Nominees will address the Company’s current flawed strategy of positioning itself as a pure wholesaler of satellite transport services, by emphasizing the engagement of market participants to develop applications that make use of the Company’s services.

                Our Nominees’ plan involves a more active VAR and channel partner management program in order to orchestrate the development of solutions that can deploy more rapidly. Mr. Chrust and Mr. Miron shared this plan with the Company’s board of directors in late 2008, and while there was no disagreement with any of the elements, the board nevertheless declined any further engagement. As a result, we felt compelled to nominate them to press for needed change.

                Specifically, if elected, we expect our Nominees to urge the Board to execute the following plan of action:

•	Appoint Michael Miron to the position of Chief Executive Officer. If our Nominees are elected to ORBCOMM’s Board, they will urge the Board to appoint Mr. Miron as Chief Executive Officer with a mandate to execute a more aggressive growth plan that fully realizes the opportunities enabled by the Company’s assets. Mr. Miron, currently an independent consultant, has focused his career on creating, developing and transforming businesses, particularly those enabled or leveraged by disruptive information technologies. He has been instrumental in evaluating ORBCOMM’s operations and developing recommendations for improving performance and creating shareholder value upon the election of our Nominees.

•	Implement a strategic re-direction by aggressively focusing on market engagement and by fostering the development and deployment of applications to re-energize and drive subscriber and ARPU growth. We believe a significant factor for success for providers of disruptive technology platforms is to work with channel and technology partners as well as end users to develop applications and solutions that address specific needs in order to accelerate customer adoption, leverage the network technology platform, and capitalize on first-mover advantages. We believe an aggressive go-to-market strategy focused on end user applications and requirements is critical to re-vitalizing subscriber growth. Further, we believe that there are substantial opportunities to introduce higher value-added functionality for certain markets that can drive ARPU increases over time.

•	Objectively evaluate management’s performance and augment the management team in vital areas, including the addition of senior “market engagement” officers. We believe ORBCOMM’s management team must be enhanced with a qualified VP of Marketing and Sales (a position which has been vacant), a new position of VP of Customer Engineering to lead the application efforts. Mr. Miron has defined objectives and identified highly qualified candidates to fill each of these positions if he is appointed Chief Executive Officer.

•	Seek a capital raise of at least $25 million in order to provide greater certainty that there is adequate cash for financing the full deployment of the next generation of satellites in a timely manner. We believe that the timely deployment of the next generation of satellites is critical to enhancing ORBCOMM’s competitive position, maintaining its customers’ confidence and generating strong revenue growth. We seriously question the Company’s ability to fully finance, in a timely fashion, such deployment from existing cash and future operating cash flow. Without significantly accelerating EBITDA growth, the Company may not have the financial resources to stay within management’s 2010-2012 timeframe for the next phase of its development. In fact, management has repeatedly stated its firm commitment to avoid raising capital, including its willingness to defer the launch schedule in order to conserve cash if necessary. Our Nominees would seek to secure additional capital, on the best available terms, in order to provide greater certainty regarding such timely deployment. Mssrs. Chrust and Miron have already had conversations with various potential financing partners and discussed their level of interest in the Company with an enhanced management team. These ongoing conversations have revealed substantial interest in our plan and have resulted in preliminary expressions of interest by a number of investors. Because we are not yet able to provide access to Company diligence material or authorized to commit the Company to a transaction, we have not completed these conversations. Nonetheless, given the nature of these discussions and the positive feedback that we have received, we believe that it is likely that we would be able to secure the necessary financing. In addition, we would consider structuring the financing to accommodate the contribution of capital from existing shareholders who wish to participate in order to avoid dilution.

                We believe that our plan for a more aggressive market engagement strategy and funding certainty led by a highly qualified management team will help ORBCOMM to capitalize on its vast opportunities, enhance customer confidence in the Company and its products, re-vitalize growth and increase shareholder value.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

                The ORBCOMM Board is currently composed of eight directors, divided into three classes elected for three-year terms. At the Annual Meeting, two of the eight directors will be elected. The Proponent is seeking your support to elect his Nominees to the Board to serve until the 2010 annual meeting of ORBCOMM stockholders or until their successors are duly elected and qualified. As the holders of an aggregate of approximately 1.02% of the Shares outstanding as of ___________, 200_, we believe that the economic interests of the Proponent and the other Participants in this solicitation are directly aligned with the economic interests of our fellow ORBCOMM stockholders.

Background of Our Nominations

                The Proponent, who has been an ORBCOMM stockholders since 2003, submitted written notice to ORBCOMM of his intention to nominate the Nominees for election to the Board at the Annual Meeting. To date, ORBCOMM has not contacted the Proponent to discuss or interview his Nominees.

                Our Nominees are currently independent from the Company in accordance with U.S. Securities and Exchange Commission (the “SEC”) and The NASDAQ Global Market rules on board independence. Upon his appointment as CEO, Mr. Miron would no longer be considered an independent director under those rules. Our Nominees have advised us that, if elected, they are committed to acting in the best interests of the Company’s stockholders and we believe they will perform their duties diligently and promptly.

                Set forth below are the name, age, business address, present principal occupation, employment history and directorships of publicly held companies of each of our Nominees for at least the past five years. Each of our Nominees has consented to serve as a director of the Company and to be named in this Proxy Statement as one of our Nominees. None of the entities referenced below is a parent or a subsidiary of the Company.

Name and Principal Business Address	Age	Present Principal Occupation, Five Year Employment History, Business Address, and Public Company Directorships

Steven G. Chrust c/o SGC Advisory Services, Inc. Two Stamford Plaza 281 Tresser Boulevard Suite 1504 Stamford, CT 06901	59	Mr. Chrust is founder and a Senior Principal, Member of Centripetal Capital Partners, LLC, a private equity investment firm. He is also Founder and President of SGC Advisory Services, Inc., a financial services company. Mr. Chrust sits on the Boards of eTelemetry, Inc., Iris Wireless and Juniper Content Corporation. Prior to founding Centripetal and SGC Advisory Services, he co-founded WinStar Communications in 1994 and served as its Vice Chairman until the end of 1998. From 1970 to 1985 Mr. Chrust was at Sanford C. Bernstein & Co., a financial institution and investment management firm that is currently known as Alliance Bernstein, an AXA Company. He became a partner in 1976 and served as its Director of Technology Research and was the top ranked Telecommunications analyst for most of the decade between 1975-1985. He has been on the Boards of Directors of a number of private and public companies. He also served as Chairman of ALTS, the industry association of local telecom carriers. He has been a featured lecturer at the Harvard Business School. Mr. Chrust is a member of the Association for Investment Management and Research and the New York Society of Security Analysts. Mr. Chrust has a long history in the telecommunications industry with experience ranging from analytical to operational to capital markets. He also has direct experience with ORBCOMM as an early investor and paid advisor during the past 5 years. He also has a broad network of valuable and highly relevant relationships that would bring value to the Company.

Michael Miron c/o MM & Company 569 Round Hill Road Greenwich, CT 06831	53	Mr. Miron is the founder and Managing Director of MM & Company, an independent consultant/advisor to innovative technology based businesses. Mr. Miron has deep experience in creating, transforming and managing businesses enabled or leveraged by information technologies. He has been a general manager, business founder, strategist, business developer and investor in a variety of large and small businesses, and has a track record of identifying and creating value in both new and existing businesses. From 2000-2005, Mr. Miron was the Chairman and Chief Executive of ContentGuard, a digital rights management company he created and spun out of Xerox Corporation. Prior to that, from 1998 to 2000, he was Senior Vice President of Xerox, and in 1999 formed and became President of the Internet Business Group to create businesses and extract value from Xerox innovations. From 1996 to 1998 Mr. Miron was Vice President, Corporate Strategy & Development at AirTouch Communications, a wireless telecommunications company, now part of Vodafone. Prior to AirTouch, Mr. Miron was Managing Director at Salomon Brothers where he worked with the CEO to determine the overall strategic direction, including the use of technology to transform key business activities. He has held management positions at IBM and also been a consultant at McKinsey & Company. Mr. Miron began his career as a design engineer, designing computer based missile guidance systems for Ford Aerospace and Communications Corp. He received a bachelor's degree from the Cornell University College of Engineering in 1977 and a master's degree in management from JL Kellogg Graduate School of Management at Northwestern University in 1981.

                If elected, our Nominees will constitute a minority of the Board. Accordingly, our Nominees will not be able to adopt any measures without the support of other members of the current Board. We therefore expect our Nominees to raise their concerns with, and advocate their recommendations for, the Company’s business to the other members of the Board. Our Nominees have indicated that if elected they will seek to focus the Board’s and management’s attention on improving the performance of the Company’s existing business lines and will seek to work cooperatively with the other members of the Board to pursue the initiatives and implement the changes described in “Why You Should Vote for Our Nominees” above.

                There can be no assurance that the actions our Nominees intend to take as described above will be implemented if they are elected, or that the election of our Nominees will improve the Company’s business or otherwise enhance stockholder value. Electing our Nominees will have only the legal effect of replacing two incumbent directors of the Company with our Nominees. However, we believe the election of our Nominees will send an important message to the Board and current management about ORBCOMM stockholders’ desire for more direct investor representation on the Board and will provide our Nominees a mandate to seek to implement our action plan with the goal of maximizing stockholder value.

                We expect our Nominees will be able to stand for election to the Board, but, in the event that any persons are unable to serve or for good cause will not serve, all Shares represented by the enclosed [COLOR] proxy card will be voted for substitute Nominee(s) selected by the Proponent. In addition, the Proponent reserves the right to nominate substitute Nominee(s) if the Company makes or announces any changes to the Company’s Bylaws or Certificate of Incorporation or takes or announces any other action that has, or if consummated would have, the effect of disqualifying our Nominee(s). In any such case, Shares represented by the enclosed [COLOR] proxy card also will be voted for such substitute Nominee(s).

PLEASE VOTE “FOR” THE ELECTION OF OUR NOMINEES
BY SIGNING, DATING AND RETURNING A [COLOR] PROXY CARD, OR VOTING BY TELEPHONE
OR OVER THE INTERNET AS DESCRIBED ON THE [COLOR] PROXY CARD, TODAY!

PROPOSAL NO. 2

DECLASSIFICATION OF ORBCOMM’S BOARD OF DIRECTORS

Stockholder Proposal

The shareholders of ORBCOMM request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Supporting Statement

The Proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for approximately one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability of directors. The performance of the management and the Board of Directors is now being more strongly tested due to economic conditions and accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual election of directors) and firm value.

While the Company may argue that directors need and deserve continuity, it should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the Company and its shareholders. The Proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

PLEASE VOTE “FOR” THE DECLASSIFICATION OF THE TERMS OF THE BOARD OF DIRECTORS
BY SIGNING, DATING AND RETURNING A [COLOR] PROXY CARD, OR VOTING BY TELEPHONE
OR OVER THE INTERNET AS DESCRIBED ON THE [COLOR] PROXY CARD, TODAY!

OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                According to ORBCOMM’s Proxy Statement, ORBCOMM stockholders will also be asked to vote on the ratification of the selection of _______________ as the Company’s independent registered public accounting firm. Please refer to ORBCOMM’s Proxy Statement for a more detailed discussion of this proposal. This proposal is outlined in summary form below.

PROPOSAL NO. 3

COMPANY PROPOSAL FOR RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                The Company is soliciting proxies to ratify the Audit Committee’s selection of _______________ as ORBCOMM’s independent auditors for the coming fiscal year.

                The accompanying [COLOR] proxy card will be voted in accordance with your instruction on such card. You may vote for, against or abstain from voting on Proposal 3 described above by marking the relevant box on the [COLOR] proxy card. If you do not provide voting instructions on Proposal 3, the proxies named in the [COLOR] proxy card intend to vote your Shares on Proposal 3 as recommended by the Proponent in his sole discretion.

WE DO NOT OBJECT TO THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF ________________ AS THE COMPANY’S INDEPENDENT AUDITORS.

OTHER PROPOSALS

                The Proponent is not aware of any other business to be presented at the Annual Meeting, nor does the Company’s Proxy Statement replace any such other business as being expected to come before the stockholders at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named on the enclosed [COLOR] proxy card will vote all Shares subject to [COLOR] proxies on any such other matters in accordance with his/their judgment.

RECORD DATE AND VOTING

                According to the Company, as of the Record Date, there were __________ Shares outstanding and entitled to vote at the Annual Meeting. Only the stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting. If your Shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those Shares, and these proxy materials are being sent directly to you. If you are a stockholder of record, you have the right with respect to all Shares you hold registered in your name to submit your voting proxy directly to the Company using the enclosed [COLOR] proxy card, to vote by telephone or over the Internet as described on the enclosed [COLOR] proxy card, or to vote in person at the Annual Meeting. If you vote by telephone or over the Internet pursuant to the voting instructions on the [COLOR] proxy card, you do NOT need to return a [COLOR] proxy card.

                If your Shares are held in a stock brokerage account, by a bank or other nominee, you are considered the beneficial owner of Shares held in “street name.” If that is the case, these proxy materials are being forwarded to you by your broker who is considered, with respect to those Shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee holder to vote your Shares, and your bank, broker or other nominee holder should have enclosed a voting instruction card for you to use to indicate how you want your Shares to be voted. If your Shares are held by a bank, broker or other nominee holder, please return your voting instruction card as early as possible to ensure that your Shares will be voted in accordance with your instructions. You are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote any Shares that are held by a nominee for you in person at the meeting unless you specifically request a document called a “legal proxy” from your bank, broker or other nominee holder and bring it to the Annual Meeting.

                Rule 452 of the New York Stock Exchange permits a broker member to vote on certain routine, uncontested matters without specific instructions from the beneficial owners so long as the broker has transmitted proxy material to the beneficial owner at least 15 days prior to the annual meeting of shareholders. It is our view to the extent that we distribute material to the brokers for forwarding on to beneficial owners, the election of directors becomes a contested item and therefore the brokers will not issue a “routine” vote on behalf of the beneficial owners that have not instructed the brokers as to how they wish to vote on the election of directors. If a beneficial owner wishes to vote, they must provide the broker with specific instruction to vote.

                Under Delaware law and the Company’s Bylaws, the presence of a quorum is required to transact business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the Shares outstanding entitled to vote at the Annual Meeting. Abstentions and broker non-votes are considered to be Shares present for the purpose of determining whether a quorum exists. A broker non-vote occurs when a nominee holding Shares of a beneficial owner does not vote on a particular non-routine proposal because the nominee does not have discretionary voting power with respect to that proposal. Because the election of directors at the Annual Meeting is a “contested election” (meaning there are more nominees than directors up for election), banks, brokers and nominee holders do not have discretionary authority to vote your Shares, and your votes will not be cast or counted unless you specifically instruct your bank, broker or other nominee holder how you want them to vote your Shares for you.

                Under ORBCOMM’s bylaws, a plurality voting standard applies to the election of the directors at the Annual Meeting. Under a plurality voting standard, the two nominees receiving the highest number of affirmative votes of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote shall be elected to the Board. That means, for our two nominees to be elected to the Board at the Annual Meeting, they must each receive more “FOR” votes than the Company’s nominees and any other nominees proposed for election to the Board. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but under a plurality voting standard have no legal effect under Delaware law. Generally, for each other item properly presented for a vote, the affirmative vote of the holders of a majority of the Shares represented in person or by proxy and entitled to vote on the item will be required for approval. Abstentions and broker non-votes are not counted as votes present for the purpose of electing directors. ORBCOMM stockholders of record may appoint proxies to vote their Shares by signing, dating, and mailing the [COLOR] proxy card in the enclosed postage-paid envelope.

                You are being asked to elect our Nominees. The enclosed [COLOR] proxy card may only be voted for the Nominees and does not confer voting power with respect to the Company’s nominees. Accordingly, you will not have the opportunity to vote for any of ORBCOMM’s Nominees. You can only vote for ORBCOMM’s nominees by signing and returning a proxy card provided by ORBCOMM. Shareholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s Nominees. The participants in this solicitation intend to vote all of their Shares FOR the election of the Nominees to the ORBCOMM Board, FOR declassification of the Board, and FOR the ratification of the appointment of _____________________ as the Company’s independent auditors to serve for the 2010 fiscal year.

                If you need assistance in completing a [COLOR] proxy card or in voting your Shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885, or (212) 929-5500 (collect) or by email at proxy@mackenziepartners.com.

                Shares represented by properly executed, but unmarked, [COLOR] proxy cards will be voted at the Annual Meeting FOR the election of our Nominees to the Board and, in the discretion of the persons named as proxies, on all other matters as may properly come before the Annual Meeting.

REVOCATION OF PROXIES

                Stockholders of the Company may revoke their proxies at any time prior to the vote at the Annual Meeting by attending the Annual Meeting and voting the Shares held in their name or subject to a “legal proxy” from their nominee holder in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a properly completed and subsequently dated proxy, or the submission of a later dated vote by telephone or over the Internet as described on the proxy card, will also constitute a revocation of any earlier dated proxy with respect to these Shares. Written notices of revocation may be delivered either to the Proponent c/o MacKenzie Partners, Inc., his proxy solicitor, at its address set forth on the back cover of this Proxy Statement, or to the Company at 2115 Linwood Avenue, Suite 100, Fort Lee, New Jersey 07024 or any other address provided for the purpose of revoking proxies by the Company. Although a written notice of revocation is effective if delivered to the Company, the Proponent requests that either the original or photostatic copies of all written notices of revocation be mailed to the Proponent in care of its proxy solicitor at the address set forth on the back cover of the Proxy Statement so that the Proponent will be aware of all revocations. Additionally, MacKenzie Partners, Inc. may use this information to contact stockholders who have revoked their proxies in order to solicit later dated [COLOR] proxies for the election of our Nominees.

IF YOU WISH TO VOTE “FOR” THE ELECTION OF OUR NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED [COLOR] PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE VOTING INSTRUCTIONS ON THE [COLOR] PROXY CARD, TODAY!

ADDITIONAL INFORMATION

                The principal executive offices of the Company are located at 2115 Linwood Avenue, Suite 100, Fort Lee, New Jersey 07024. Except as otherwise noted herein, the information concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information.

PROXY SOLICITATION; EXPENSES

                Executed [COLOR] proxies may be solicited in person, by mail, advertisement, telephone, telecopier, telegraph or email. Solicitations may be made by the Proponent, the other Participants, our Nominees, their affiliates and each of their respective employees and representatives, none of whom will receive additional compensation for such solicitation. Proxies will be solicited from individuals, brokers, banks, bank nominees, and other institutional holders. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. We will reimburse these record holders for their reasonable out-of-pocket expenses.

                In addition, the Proponent has retained MacKenzie Partners, Inc. to solicit proxies on his behalf in connection with the Annual Meeting whose costs will be paid by the other Participants. MacKenzie Partners will employ approximately __ people in its efforts. We anticipate that the reasonable expenses incurred by MacKenzie Partners and the Proponent in connection herewith for printing, publishing, mailing, legal and related expenses etc. will amount to, in the aggregate, up to approximately $495,000. If the Proponent is successful with this proxy solicitation and any of his Nominees are elected to the Board, the Proponent will seek reimbursement from the Company for the expenses or costs incurred in connection with nominating the Nominees and soliciting proxies for their election, including without limitation the proxy solicitation fee paid to MacKenzie Partners, but does not intend to submit the issue of reimbursement to a vote of security holders.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

                The Participants in this solicitation are the Proponent, Mr. Chrust, Mr. Miron, Denis Nayden and Nakoma Investments LLC. As of the Record Date and ___ __, 2009, the approximate date on which this Proxy Statement and the [COLOR] proxy card are being mailed to stockholders, the Proponent is the beneficial owner of 92,756 Shares, which represents approximately 0.22% percent of the Shares issued and outstanding on the Record Date. The principal occupation of the Proponent is serving as President and Founder of Westway Capital, LLC and his principal business address is c/o Westway Capital LLC, One Turkey Hill Road South, Westport, Connecticut 06880. As of the Record Date and ___ __, 2009, Mr. Chrust is the owner of 42,184 Shares which represent approximately 0.10 percent of the Shares issued and outstanding on the Record Date. The principal occupation of Mr. Chrust is serving as the Senior Principal, Member of Centripetal Capital Partners, LLC, a private equity investment firm and the President of SGC Advisory Services, Inc., a financial services company. As of the Record Date and ___ __, 2009, Mr. Miron is the owner of 18,500 Shares, which represent approximately 0.04 percent of the Shares issued and outstanding on the Record Date. The principal occupation of Mr. Miron is serving as Managing Director of MM & Company, an independent consultant/advisor to innovative technology businesses. The principal occupation of Mr. Nayden is serving as Managing Partner of Oak Hill Capital Partners, a private equity investment firm, and his business address is c/o Oak Hill Capital Partners, One Stamford Plaza, 263 Tresser Blvd., 15th Floor, Stamford, Connecticut. 06901. As of the Record Date and ___ __, 2009, Mr. Nayden is the owner of 149,046 Shares, which represent approximately 0.35 percent of the Shares issued and outstanding on the Record Date. As of the Record Date and ___ __, 2009, Nakoma Investments LLC is the owner of 127,870 Shares, which represent approximately 0.30 percent of the Shares issued and outstanding on the Record Date. The principal business of Nakoma Investments LLC is managing investments and its principal business address is 7716 East Black Mountain Rd., Scottsdale, Arizona 85266.

                The Participants are attempting to effect a management and strategy change to increase shareholder value. In this connection they intend to (i) gain the support of the shareholders to elect Mssrs. Chrust and Miron to the Board of Directors; (ii) gain the support of the Board of Directors to appoint Mr. Miron as CEO of the Company, (iii) implement a change in corporate strategy including a more aggressive go-to-market approach with the goal of accelerating growth, and (iv) raise additional capital to increase the likelihood of the Company’s timely launch of the next generation of satellites. Mr. Miron has entered into an arrangement with a financial advisory firm to assist him in identifying and pursuing discussions with potential investors. In the event Mr. Miron becomes CEO of the Company, and other conditions are satisfied, he has agreed to use his best efforts to cause the Company to pay the financial advisory fees in connection with the capital raise discussions (a portion of the advisor’s fee could be paid to Mr. Chrust in his capacity as a consultant). Consequently, Mssrs. Miron and Chrust have had and continue to have discussions with various potential investors of new capital.

                Within the last year, the Nominees arranged for Mr. Miron to retain a New York-based investment banking firm to assist him in attempting to locate potential investors to participate in taking the Company private, pursuant to which such firm would be paid certain investment banking fees. In connection with that engagement, this investment banking firm retained Mr. Chrust as a consultant with the understanding that Mr. Chrust could share in the investment banking fees paid. Mr. Chrust and Mr. Miron had an understanding that Mr. Chrust would share some of those fees with Mr. Miron. All agreements and understandings with respect to the foregoing have since expired and/or been terminated, except that if one of the capital sources identified by the firm during the engagement completes a transaction that results in a change of control of the Company prior to December 2009, then Mr. Miron would use his best efforts to cause the Company or the capital source to pay a fee to the firm.

                For more information regarding (a) ownership of the Shares by the Proponent, our Nominees and the other Participants (b) their purchases and sales of Shares during the past two years, see Schedule I attached hereto.

                No Nominee is involved in any material pending legal proceeding with respect to the Company. Except as set forth above or as otherwise set forth in this Proxy Statement, there is no other arrangement or understanding between any Nominee and any other person pursuant to which he was or is to be selected as a Nominee or director. None of our Nominees currently holds any position or office with the Company or has ever served previously as a director of the Company.

                The Proponent reserves his right to retain one or more financial advisors and proxy solicitors, who may be considered participants in a solicitation under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

                Except as set forth in this Proxy Statement, including Schedule I hereto:

(i)	no participant in this solicitation directly or indirectly beneficially owns any securities of the Company;

(ii)	no participant in this solicitation owns any securities of the Company which are owned of record but not beneficially;

(iii)	no participant in this solicitation has purchased or sold any securities of the Company during the past two years;

(iv)	no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities;

(v)	no participant in this solicitation is, or within the past year was, a party to any contract, arrangement or understanding with any persons with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, divisions of losses or profits, or the giving or withholding of proxies;

(vi)	no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company;

(vii)	no participant in this solicitation owns beneficially, directly or indirectly, any securities of a parent or subsidiary of the Company;

(viii)	no participant in this solicitation or any of its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is a party, in which the amount involved exceeds $120,000;

(ix)	no participant in this solicitation or any of its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and

(x)	no person, including the participants in this solicitation, who is a party to an arrangement or understanding pursuant to which our Nominees are proposed to be elected, has a substantial interest, direct or indirect, by security holdings or otherwise, in any manner to be acted on at the Annual Meeting.

                For the purposes of the foregoing, the term “associate” shall have the meaning set forth in Rule 14a-1 of Regulation 14A promulgated under the Exchange Act and the term “participant” shall have meaning set forth in the Item 4 of Schedule 14A.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The  following table is reprinted from ORBCOMM’s proxy statement filed with the Securities and Exchange Commission on _______ ___, 2009.

[INSERT TABLE]

ADDITIONAL INFORMATION

                The Proponent has omitted from this Proxy Statement certain disclosure required by applicable law that is already included in the Company’s proxy statement. This disclosure includes, among other things, biographical information on ORBCOMM’s directors and executive officers, information concerning executive compensation and other financial data, information on dissenters’ rights of appraisal and procedures for submitting proposals for inclusion in the Company’s proxy statement at the next annual meeting. Shareholders should refer to the Company’s proxy statement in order to review this disclosure. Because the Proponent did not prepare the Company Proxy Statement or ORBCOMM’s other SEC filings and does not have firsthand knowledge of, or any way to independently verify the accuracy or completeness of, the information contained therein, the Proponent and the other Participants take no responsibility for the accuracy or completeness of any such documents or filings.

PLEASE REVIEW THE COMPANY PROXY STATEMENT IN ORDER TO REVIEW THESE DISCLOSURES.

                The Company is subject to the periodic reporting requirements of the Exchange Act and in accordance therewith is required to file reports, proxy statements and other information with the SEC Reports, registration statements, proxy statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Documents filed electronically by the Company are also available at the SEC’s Web site (http://www.sec.gov).

                PLEASE VOTE FOR OUR NOMINEES AND PROPOSAL TO DECLASSIFY THE BOARD BY SIGNING, DATING AND RETURNING A [COLOR] PROXY CARD, OR VOTE BY TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE VOTING INSTRUCTIONS ON THE [COLOR] PROXY CARD, TODAY!

Dated: April __, 2009

Sincerely, John C. Levinson

SCHEDULE I

A.    Beneficial Ownership of Shares

        The following table sets forth information with respect to the beneficial ownership of the Shares by each of the participants as of __________, the Record Date for the Annual Meeting. The percentage of ownership information is based on 42,313,397 Shares outstanding as of March 9, 2009, as disclosed in the Company’s Annual Report on Form 10-K filed March 16, 2009. Except as set forth below, none of our Nominees nor any of the other participants hold any Shares of record or beneficially and each of the participants disclaims any beneficial ownership of any Shares held by the others.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Common Stock	Steven G. Chrust	42,184	0.10%
Common Stock	John C. Levinson	92,756	0.22%
Common Stock	Michael Miron	18,500	0.04%
Common Stock	Nakoma Investments LLC	127,870	0.30%
Common Stock	Denis Nayden	149,046	0.35%

B.    Transactions in Shares During the Past Two Years

        Set forth below are the dates on which Shares were purchased by each of the participants or any of their respective affiliates or associates and the amount purchased on such date within the past two years. All of the following purchases were made in the open market on NASDAQ. Except as set forth below, none of the Nominees nor any of the other participants has effected any transactions in the Shares during the past two years.

Steven G. Chrust			Nakoma Investments LLC
11/14/2008	Sale	3,660	5/31/07	Sale	34,409
11/12/2008	Sale	700
11/3/2008	Sale	2,500	Denis Nayden
11/3/2008	Sale	1,000	10/29/07	Purchase	59,314
11/3/2008	Sale	3,160
10/30/2008	Sale	1,840	John C. Levinson
8/4/2008	Sale	1,238	1/23/07	Purchase	1,700
7/21/2008	Sale	4,000	05/31/07	Sale	15,000
4/28/2008	Sale	4,000	06/22/07	Sale	1,700
4/25/2008	Sale	800	08/14/07	Purchase	20,000
4/14/2008	Sale	13,000
8/14/2007	Purchase	3,000
8/10/2007	Purchase	3,000
5/25/2007	Sale	3,000
5/24/2007	Purchase	3,000

Michael Miron
7/2/2008	Purchase	1,000
7/28/2008	Purchase	719
7/29/2008	Purchase	3,406
7/30/2008	Purchase	875
8/11/2008	Purchase	5,000
8/14/2008	Purchase	7,500

S1-1

PRELIMINARY COPY

ORBCOMM, INC.
2009 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF JOHN C. LEVINSON

PROXY

        The undersigned hereby appoints John C. Levinson, and each of them, (acting alone or together) as its agents and proxies, with full power of substitution, to vote all shares of common stock of ORBCOMM, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2009 Annual Meeting of Stockholders of the Company scheduled to be held at _________________, on May __, 2009 at __:00 _.m. (local time), including any adjournments, postponements, or other meeting which may be called in lieu thereof (the “Annual Meeting”).

        The solicitation is being made on behalf of John C. Levinson.

        The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all actions the herein named proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse side of this proxy card and in the discretion of the herein named proxy or his substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to the Proponent a reasonable time before this solicitation.

        IF YOU SIGN, DATE, AND RETURN THIS PROXY WITHOUT PROVIDING ANY DIRECTION ON THE REVERSE SIDE AS TO HOW THIS PROXY SHOULD BE VOTED (I.E., WITH RESPECT TO THE ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY AND THE PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS), THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE PROPONENT IN HIS SOLE DISCRETION.

        This proxy will be valid until the sooner of one year from the date indicated on the reverse side hereof or the completion of the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE, AND MAIL THIS PROXY CARD PROMPTLY!
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE HEREOF

PRELIMINARY COPY

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 6:00 PM Eastern Time on ________, 2009, the day prior to the annual meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	TELEPHONE	MAIL

______________	1-___________

•	Go to the website listed above.	•	Use any touch-tone telephone.	•	Mark, sign and date your [COLOR] PROXY CARD.

•	Have your [COLOR] PROXY CARD ready.	•	Have your [COLOR] PROXY CARD ready.	•	Detach your [COLOR] PROXY CARD.

•	Follow the simple instructions that appear on your computer screen.	•	Follow the simple recorded instructions.	•	Return your [COLOR] PROXY CARD in the postage paid envelope provided.

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.

(continued from other side)

|_|   DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET   |_|

PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE -> “|X|”

PROPOSAL 1:

The Proponent has nominated Steven G. Chrust and Michael Miron (the “Nominees”) as nominees for election to the Board of Directors of the Company (the “Board”) for a one-year term expiring at the 2010 annual meeting of stockholders of the Company.

NOMINEES: Steven G. Chrust Michael Miron	FOR ALL NOMINEES |_|	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES |_|	FOR ALL NOMINEES EXCEPT THOSE NOMINEES WRITTEN BELOW |_|

The Proponent intends to use this proxy to vote FOR Messrs. Chrust and Miron. The Proponent is NOT seeking authority to vote with respect to any of the individuals nominated by the Company (the “Management Nominees”) and WILL NOT exercise any such authority. You should refer to the Company Proxy Statement and form of proxy distributed by the Company for the names, backgrounds, qualifications and other information concerning the Management’s Nominees.

NOTE: If you do not wish for your shares to be voted “FOR” a particular Nominee, mark the “FOR ALL NOMINEES EXCEPT THOSE NOMINEES WRITTEN BELOW” box and write the name(s) of the Nominee(s) you do not support on the line below such box. Your shares will be voted for the remaining Nominee(s).

JOHN C. LEVINSON URGES YOU TO VOTE “FOR ALL NOMINEES” FOR THE ELECTION OF HIS NOMINEES, STEVEN G. CHRUST AND MICHAEL MIRON, TO THE BOARD OF DIRECTORS OF THE COMPANY.

PROPOSAL 2:

The shareholders of ORBCOMM Inc. request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

|_| FOR                    |_| AGAINST                    |_| ABSTAIN

THE PROPONENT URGES YOU TO VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

FOR |_|	AGAINST |_|	ABSTAIN |_|

The Proponent intends to use this proxy to vote in favor of ratifying ______________ as the Company’s independent auditors.

Dated:______________

(Signature)

(Signature, if held jointly)

(Title, if any)

IF SHARES ARE HELD JOINTLY, ALL OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS THE NAME APPEARS ON THIS PROXY.